Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
August 16, 2018 at 1:05 PM PDT		Nordstrom, Inc.
(206) 303-6503

	MEDIA CONTACT:	Gigi Ganatra Duff
Nordstrom, Inc.
(206) 303-3030
Nordstrom Reports Second Quarter 2018 Earnings, Raises Full Year Outlook
Strong Top-line Growth; Digital Sales Up 23 Percent

SEATTLE, Wash. (August 16, 2018) – Nordstrom, Inc. (NYSE: JWN) today reported earnings per diluted share for the second quarter ended August 4, 2018 of $0.95, which exceeded Company expectations, reflecting top-line growth across its Full-Price and Off-Price businesses. Based on first half results, the Company raised its full year earnings per diluted share expectations to $3.50 to $3.65 from its prior outlook of $3.35 to $3.55.
Total Company net sales increased 7.1 percent for the second quarter ended August 4, 2018 compared with the quarter ended July 29, 2017. This reflected a favorable shift of approximately 100 basis points primarily due to the impact of the new revenue recognition standard as it relates to the timing of the Anniversary Sale. This impact is expected to fully reverse in the third quarter. Comparable sales are reported on a like-for-like basis with no impact from event shifts due to the 53-week calendar in 2017 or revenue recognition. Comparable sales increased 4.0 percent in the second quarter, compared with the 13-week period ended August 5, 2017.
Nordstrom's customer strategy is centered on three strategic pillars: providing a compelling product offering, delivering outstanding services and experiences and leveraging the strength of the Nordstrom brand. During the quarter, the Company continued its progress in executing its strategy and delivering on its long-term financial commitments for higher returns to shareholders:

•
In executing its digital strategy, the Company increased digital sales by 23 percent in the second quarter, compared with 20 percent for the same period last year. Digital sales represented 34 percent of second quarter sales, up from 29 percent a year ago.

•	During the first day of its Anniversary Sale, Nordstrom achieved record digital demand, surpassing its previous peak by 80 percent.

•	In Off-Price, comparable sales increased 4.0 percent, exceeding expectations.
SECOND QUARTER SUMMARY

•
Second quarter net earnings were $162 million compared with $110 million during the same period in fiscal 2017. The increase was driven primarily by higher sales volume, a lower effective tax rate and the impact of the new revenue recognition standard as it relates to the timing of the Anniversary Sale.

•
Earnings before interest and taxes ("EBIT") were $246 million, or 6.2 percent of net sales, compared with $217 million, or 5.8 percent of net sales, during the same period in fiscal 2017. The increase in EBIT included a favorable shift of $30 million primarily due to the impact of the new revenue recognition standard as it relates to the timing of the Anniversary Sale, which is expected to fully reverse in the third quarter.

•	In Full-Price, comparable sales increased 4.1 percent. The top-ranking merchandise categories were Kids' Apparel and Beauty.

•	In Off-Price, comparable sales increased 4.0 percent.

•	Sales from Nordstrom Rewards customers represented 58 percent of second quarter sales, compared with 56 percent a year ago.

•
Gross profit, as a percentage of net sales, of 35.0 percent increased 91 basis points compared with the same period in fiscal 2017. This increase included a favorable shift of $30 million due to the impact of the new revenue recognition standard as it relates to the timing of the Anniversary Sale, which is expected to fully reverse in the third quarter. In addition, the increase was driven by higher product margins from continued regular price selling trends and leverage on occupancy expenses.

•	The Company ended the second quarter with a positive spread between inventory and sales growth, in-line with expectations.

•
Selling, general and administrative expenses, as a percentage of net sales, of 31.0 percent increased 71 basis points compared with the same period in fiscal 2017, primarily due to higher supply chain expenses related to planned growth and the Anniversary Sale. The Company is on track to achieve its plan for mid-single-digit growth in selling, general and administrative expenses for the year.

•
During the six months ended August 4, 2018, the Company repurchased 1.8 million shares of its common stock for $87 million. A total capacity of $327 million remains available under its existing share repurchase authorization. The actual timing, price, manner and amounts of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission ("SEC") rules.

EXPANSION UPDATE
To date in fiscal 2018, the Company opened eight stores, closed two stores and relocated one store.

Number of Stores	August 4, 2018	July 29, 2017
Full-Price
U.S. - Nordstrom full-line	116	116
Canada - Nordstrom full-line	6	5
Canada - Nordstrom Rack	3	—
Other Full-Price[1]	9	10
Off-Price
U.S. - Nordstrom Rack	236	221
Last Chance clearance stores	2	2
Total	372	354
[1] Other Full-Price includes Trunk Club clubhouses, Jeffrey boutiques and a Nordstrom Local store in California.

Gross square footage	30,412,000	29,803,000
FISCAL YEAR 2018 OUTLOOK
The Company raised its annual outlook expectations for sales and earnings per diluted share to incorporate its first half results. Nordstrom's current expectations for fiscal 2018 are as follows:

	Prior Outlook	Current Outlook
Net sales	$15.2 to $15.4 billion	$15.4 to $15.5 billion
Credit card revenues	Mid-teens growth	Mid-teens growth
Comparable sales (percent)	0.5 to 1.5	1.5 to 2
EBIT	$895 to $940 million	$925 to $960 million
Earnings per diluted share (excluding the impact of any future share repurchases)	$3.35 to $3.55	$3.50 to $3.65
The Company's updated full year outlook incorporated the following assumptions:

•	For the second half of fiscal 2018, the Company expects the third quarter to contribute approximately 30 percent of EBIT and the fourth quarter to contribute approximately 70 percent of EBIT.

•
Third quarter EBIT margin is expected to deleverage on fixed expenses and reflect an unfavorable shift of $30 million. This represents the reversal of the second quarter benefit of the new revenue recognition standard as it relates to the timing of the Anniversary Sale.

•
Fourth quarter EBIT is expected to leverage from higher sales volume and reflect a favorable comparison of $16 million from a one-time employee investment associated with last year's tax reform. When normalizing for this one-time impact, fourth quarter's EBIT contribution to the second half is generally consistent with historical trends.

CONFERENCE CALL INFORMATION
The Company's senior management will host a conference call to discuss second quarter 2018 results and fiscal 2018 outlook at 4:45 p.m. Eastern Daylight Time today. To listen to the live call online and to view conference call slides, which will be posted in advance of the call, visit the Investor Relations section of the Company's corporate website at http://investor.nordstrom.com and go to Webcasts & Presentations. An archived webcast with the speakers' prepared remarks and the conference call slides will be available in the Quarterly Earnings section for at least one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13682106, until the close of business on August 23, 2018.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 372 stores in 40 states, including 122 full-line stores in the United States, Canada and Puerto Rico; 239 Nordstrom Rack stores; two Jeffrey boutiques; two clearance stores; six Trunk Club clubhouses; and its Nordstrom Local service concept. Additionally, customers are served online through Nordstrom.com, Nordstromrack.com, HauteLook, and TrunkClub.com. Nordstrom, Inc.'s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain or may suggest "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. The words "will," "may," "designed to," "outlook," "believes," "should," "anticipates," "plans," "expects," "intends," "estimates," "forecasts" and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this news release or in any other public statements that address such future events or expectations are forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements are discussed in the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2018 and its Form 10-Q for the fiscal quarter ended May 5, 2018. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Six Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net sales	$3,980	$3,717	$7,450	$6,996
Credit card revenues, net	87	76	179	152
Total revenues	4,067	3,793	7,629	7,148
Cost of sales and related buying and occupancy costs	(2,589)	(2,451)	(4,877)	(4,607)
Selling, general and administrative expenses	(1,232)	(1,125)	(2,353)	(2,173)
Earnings before interest and income taxes	246	217	399	368
Interest expense, net	(28)	(29)	(56)	(76)
Earnings before income taxes	218	188	343	292
Income tax expense	(56)	(78)	(94)	(119)
Net earnings	$162	$110	$249	$173

Earnings per share:
Basic	$0.97	$0.66	$1.48	$1.04
Diluted	$0.95	$0.65	$1.46	$1.02

Weighted-average shares outstanding:
Basic	167.8	166.4	167.8	166.8
Diluted	170.3	168.5	170.3	168.8

Percent of net sales:
Gross profit	35.0%	34.0%	34.5%	34.2%
Selling, general and administrative expenses	31.0%	30.3%	31.6%	31.1%
Earnings before interest and income taxes	6.2%	5.8%	5.4%	5.3%

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	August 4, 2018	February 3, 2018	July 29, 2017
Assets
Current assets:
Cash and cash equivalents	$1,343	$1,181	$919
Accounts receivable, net	200	145	320
Merchandise inventories	2,065	2,027	2,077
Prepaid expenses and other	439	150	157
Total current assets	4,047	3,503	3,473

Land, property and equipment (net of accumulated depreciation of $6,393, $6,105 and $5,866)	3,860	3,939	3,930
Goodwill	249	238	238
Other assets	334	435	520
Total assets	$8,490	$8,115	$8,161

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$1,840	$1,409	$1,704
Accrued salaries, wages and related benefits	394	578	397
Other current liabilities	1,380	1,246	1,339
Current portion of long-term debt	54	56	11
Total current liabilities	3,668	3,289	3,451

Long-term debt, net	2,680	2,681	2,729
Deferred property incentives, net	480	495	524
Other liabilities	522	673	672

Commitments and contingencies

Shareholders' equity:
Common stock, no par value: 1,000 shares authorized; 167.5, 167.0 and 166.2 shares issued and outstanding	2,899	2,816	2,757
Accumulated deficit	(1,712)	(1,810)	(1,951)
Accumulated other comprehensive loss	(47)	(29)	(21)
Total shareholders' equity	1,140	977	785
Total liabilities and shareholders' equity	$8,490	$8,115	$8,161

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Six Months Ended
	August 4, 2018	July 29, 2017
Operating Activities
Net earnings	$249	$173
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	338	320
Amortization of deferred property incentives and other, net	(34)	(48)
Deferred income taxes, net	(13)	(71)
Stock-based compensation expense	51	41
Change in operating assets and liabilities:
Accounts receivable	(55)	(120)
Merchandise inventories	(122)	(141)
Prepaid expenses and other assets	(149)	(24)
Accounts payable	404	319
Accrued salaries, wages and related benefits	(183)	(58)
Other current liabilities	76	117
Deferred property incentives	29	46
Other liabilities	3	20
Net cash provided by operating activities	594	574

Investing Activities
Capital expenditures	(269)	(341)
Other, net	(21)	33
Net cash used in investing activities	(290)	(308)

Financing Activities
Proceeds from long-term borrowings, net of discounts	—	635
Principal payments on long-term borrowings	(5)	(655)
Increase in cash book overdrafts	63	6
Cash dividends paid	(124)	(124)
Payments for repurchase of common stock	(82)	(211)
Proceeds from issuances under stock compensation plans	49	14
Tax withholding on share-based awards	(17)	(6)
Other, net	(26)	(13)
Net cash used in financing activities	(142)	(354)

Net increase (decrease) in cash and cash equivalents	162	(88)
Cash and cash equivalents at beginning of period	1,181	1,007
Cash and cash equivalents at end of period	$1,343	$919

NORDSTROM, INC.
SUMMARY OF NET SALES
(unaudited; amounts in millions)
During the first quarter of 2018, we adopted the new revenue recognition standard (Revenue Standard) using the modified retrospective adoption method. Results beginning in the first quarter of 2018 are presented under the new Revenue Standard, while prior period amounts are not adjusted. Also beginning in 2018, we aligned our sales presentation with how we view the results of our operations internally and how our customers view us, by our Full-Price and Off-Price businesses.
Our Full-Price business includes our Nordstrom U.S. full-line stores, Nordstrom.com, Canada, Trunk Club, Jeffrey and Nordstrom Local. Our Off-Price business includes Nordstrom U.S. Rack stores, Nordstromrack.com/HauteLook and Last Chance clearance stores. The following table summarizes net sales and comparable sales within our business for the quarter and six months ended August 4, 2018 compared with the same periods in fiscal 2017:

	Quarter Ended		Six Months Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net sales by business[1]:
Full-Price[2]	$2,707	$2,850	$4,948	$5,006
Off-Price[3]	1,273	1,189	2,502	2,341
Other	—	(322)	—	(351)
Total net sales[4]	$3,980	$3,717	$7,450	$6,996

Comparable sales increase (decrease) by business:
Full-Price	4.1%	1.4%	2.6%	(0.4%)
Off-Price	4.0%	3.1%	2.2%	2.7%
Total Company	4.0%	1.7%	2.4%	0.6%

Digital sales as % of total net sales[5]	34%	29%	31%	27%
1 We present our sales for 2018 and 2017 to align with how management views our results internally, including presenting 2018 under the new Revenue Standard and allocating our sales return reserve to Full-Price and Off-Price. For 2017, Other primarily included unallocated sales return, in-transit and loyalty related adjustments necessary to reconcile sales by business to total net sales.
2 Full-Price net sales decreased 5.0% for the second quarter and 1.2% for the six months ended August 4, 2018. This included a decrease of approximately 900 basis points for the second quarter and 400 basis points for the six months ended August 4, 2018, due primarily to the sales return reserve allocation. We expect a corresponding increase of approximately 800 basis points in the third quarter of 2018 primarily related to the sales return reserve allocation.
3 Off-Price net sales increased 7.0% for the second quarter and 6.9% for the six months ended August 4, 2018. This included a decrease of approximately 150 basis points for the second quarter and 50 basis points for the six months ended August 4, 2018, primarily due to the new Revenue Standard.
4 Total net sales increased 7.1% for the second quarter and 6.5% for the six months ended August 4, 2018. This included an increase of approximately 100 basis points in the second quarter and 200 basis points for the six months ended August 4, 2018, primarily due to the impact of the new Revenue Standard as it relates to the timing of the Anniversary Sale. We expect a corresponding decrease of approximately 100 basis points in the third quarter of 2018. We do not expect the impact of adopting the new Revenue Standard to be material for the year ended February 2, 2019, but expect the impact of the 53rd week in 2017 to result in a decrease of approximately 100 basis points in 2018.
5 Digital sales are online sales and digitally assisted store sales which include Buy Online, Pickup in Store ("BOPUS"), Reserve Online, Try on in Store (Store Reserve) and Style Board, a digital selling tool.

NORDSTROM, INC.
ADJUSTED RETURN ON INVESTED CAPITAL ("ADJUSTED ROIC") (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
We believe that Adjusted ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns. Adjusted ROIC adjusts our operating leases as if they met the criteria for capital leases or we had purchased the properties. This provides additional supplemental information that reflects the investment in our off-balance sheet operating leases, controls for differences in capital structure between us and our competitors and provides investors and credit agencies with another way to comparably evaluate the efficiency and effectiveness of our capital investments over time. In addition, we incorporate Adjusted ROIC into our executive incentive measures and it is an important component of shareholders' return over the long term.
We define Adjusted ROIC as our adjusted net operating profit after tax divided by our average invested capital using the trailing 12-month average. Adjusted ROIC is not a measure of financial performance under generally accepted accounting principles ("GAAP") and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. Estimated depreciation on capitalized operating leases and average estimated asset base of capitalized operating leases are not calculated in accordance with, or an alternative for, GAAP and should not be considered in isolation or as a substitution of our results as reported under GAAP. The financial measure calculated under GAAP which is most directly comparable to Adjusted ROIC is return on assets.
For the 12 fiscal months ended August 4, 2018, our Adjusted ROIC increased to 10.8% compared with 8.9% for the 12 fiscal months ended July 29, 2017. Results for the prior period were negatively impacted by approximately 310 basis points due to the Trunk Club non-cash goodwill impairment charge in the third quarter of 2016.
The following is a reconciliation of the components of Adjusted ROIC and return on assets:

	12 Fiscal Months Ended
	August 4, 2018	July 29, 2017
Net earnings	$513	$364
Add: income tax expense[1]	329	346
Add: interest expense	124	139
Earnings before interest and income tax expense	966	849

Add: rent expense, net	249	230
Less: estimated depreciation on capitalized operating leases[2]	(133)	(123)
Adjusted net operating profit	1,082	956

Less: estimated income tax expense	(422)	(438)
Adjusted net operating profit after tax	$660	$518

Average total assets	$8,175	$8,018
Less: average non-interest-bearing current liabilities[3]	(3,371)	(3,173)
Less: average deferred property incentives and deferred rent liability[3]	(635)	(646)
Add: average estimated asset base of capitalized operating leases[2]	1,962	1,636
Average invested capital	$6,131	$5,835

Return on assets[4]	6.3%	4.5%
Adjusted ROIC[4]	10.8%	8.9%
1 Results for the 12 fiscal months ended August 4, 2018 include a $42 unfavorable impact related to the Tax Cuts and Jobs Act.
2 Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property. The asset base is calculated based upon the trailing 12-month average of the monthly asset base. The asset base for each month is calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases.
3 Balances associated with our deferred rent liability have been classified as long-term liabilities as of January 28, 2017.
4 Results for the 12 fiscal months ended July 29, 2017 include the $197 impact of the Trunk Club non-cash goodwill impairment charge in the third quarter of 2016, which negatively impacted the prior period return on assets by approximately 230 basis points and Adjusted ROIC by approximately 310 basis points.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
Adjusted Debt to earnings before interest, income taxes, depreciation, amortization and rent ("EBITDAR") is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal is to manage debt levels to maintain an investment-grade credit rating and operate with an efficient capital structure. In evaluating our debt levels, this measure provides a reflection of our credit worthiness that could impact our credit rating and borrowing costs. We also have a debt covenant that requires an adjusted debt to EBITDAR leverage ratio of no more than four times. As of August 4, 2018, our Adjusted Debt to EBITDAR was 2.5, and as of July 29, 2017, it was 2.4.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted Debt to EBITDAR is debt to net earnings. The following is a reconciliation of the components of Adjusted Debt to EBITDAR and debt to net earnings:

	2018[1]	2017[1]
Debt	$2,734	$2,740
Add: estimated capitalized operating lease liability[2]	1,993	1,841
Adjusted Debt	$4,727	$4,581

Net earnings	$513	$364
Add: income tax expense[3]	329	346
Add: interest expense, net	115	136
Earnings before interest and income taxes	957	846

Add: depreciation and amortization expenses	683	646
Add: rent expense, net	249	230
Add: non-cash acquisition-related charges[4]	1	204
Adjusted EBITDAR	$1,890	$1,926

Debt to Net Earnings[5]	5.3	7.5
Adjusted Debt to EBITDAR	2.5	2.4
1 The components of Adjusted Debt are as of August 4, 2018 and July 29, 2017, while the components of Adjusted EBITDAR are for the 12 months ended August 4, 2018 and July 29, 2017.
2 Based upon the estimated lease liability as of the end of the period, calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property.
3 Results for the 12 fiscal months ended August 4, 2018 include a $42 unfavorable impact related to the Tax Cuts and Jobs Act.
4 Non-cash acquisition-related charges for the 12 months ended July 29, 2017 include the goodwill impairment charge of $197 related to Trunk Club.
5 Results for the period ended July 29, 2017 include the $197 impact of the Trunk Club goodwill impairment charge, which approximates 260 basis points.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash from our business. For the six months ended August 4, 2018, we had Free Cash Flow of $388 compared with $239 for the six months ended July 29, 2017.
Beginning in the first quarter of fiscal 2018, we no longer adjust free cash flow for cash dividends paid. We believe that no longer reducing free cash flow by dividends paid is more reflective of our operating performance and more consistent with the way we manage our business, how our peers calculate free cash flows and prevailing industry practice. Prior period Free Cash Flow financial measures have been recast to conform with current period presentation.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Six Months Ended
	August 4, 2018	July 29, 2017
Net cash provided by operating activities	$594	$574
Less: capital expenditures	(269)	(341)
Add: change in cash book overdrafts	63	6
Free Cash Flow	$388	$239

NORDSTROM, INC.
ADJUSTED EBITDA (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Adjusted earnings before interest, income taxes, depreciation and amortization ("EBITDA") is our key financial metric to reflect our view of cash flow from net earnings. Adjusted EBITDA excludes significant items which are non-operating in nature in order to evaluate our core operating performance against prior periods and increase comparability with our peers. The financial measure calculated under GAAP which is most directly comparable to Adjusted EBITDA is net earnings. As of August 4, 2018 and July 29, 2017, Adjusted EBITDA was $697 and $650.
Adjusted EBITDA is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for net earnings, overall change in cash or liquidity of the business as a whole. Our method of determining non-GAAP financial measures may differ from other companies' methods and therefore may not be comparable to those used by other companies. The following is a reconciliation of net earnings to Adjusted EBITDA:

	Six Months Ended
	August 4, 2018	July 29, 2017
Net earnings	$249	$173
Add: income tax expense	94	119
Add: interest expense, net	56	76
Earnings before interest and income taxes	399	368

Add: depreciation and amortization expenses	338	320
Less: amortization of deferred property incentives	(40)	(38)
Adjusted EBITDA	$697	$650